Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Adial Pharmaceuticals, Inc. on Amendment No.1 to Form S-1 (File No. 333-272846) of our report dated March 28, 2022 with respect to our audit of the consolidated financial statements of Adial Pharmaceuticals, Inc. as of and for the year ended December 31, 2021 appearing in the Annual Report on Form 10-K of Adial Pharmaceuticals, Inc. for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

We were dismissed as auditors on September 12, 2022, and, accordingly, we have not performed any audit or review procedures with respect to any financial statements incorporated by reference for the periods after the date of our dismissal.

/s/ Friedman LLP

Friedman LLP
Marlton, New Jersey
July 13, 2023